Exhibit 10.7

Severance Agreement

This Severance Agreement (this “Agreement”) is dated as of January 31, 2012 and is made by and between Imperial Holdings, Inc., a Florida corporation (the “Company”), and Michael Altschuler (“Employee”).

W i t n e s s e t h:

Whereas, Employee is currently employed by the Company or an affiliate thereof; and

Whereas, the Company desires to retain Employee, whose knowledge, experience and abilities with respect to the business and affairs of the Company are valuable to the Company and would be difficult to replace, and Employee desires to be so retained, in each case, upon the terms and subject to the conditions set forth in this Agreement.

Now, Therefore, in consideration of the forgoing premises and the mutual covenants and promises contained herein, and for other good and valuable consideration, the Company and Employee hereby agree as follows:

TERM

The term of this Agreement shall commence on the date hereof and shall continue until December 31, 2013; provided, however, that if a Change in Control (as defined below) occurs prior to December 31, 2013, the term of this Agreement shall be extended through the date that is not less than 6 months from the date of such Change in Control. Notwithstanding the foregoing, the Compensation Committee of the Board of Directors may terminate this Agreement upon six months notice to Employee unless a Change of Control shall have occurred. The period during which this Agreement is in effect shall be referred to as the “Term”.

TERMINATION OF EMPLOYMENT

Termination by the Company. The Company may terminate Employee’s employment with the Company with or without Cause. For purposes of this Agreement, “Cause” shall mean a good faith finding by the Company that Employee has done any of the following: (i) failed, neglected, or refused to perform the lawful employment duties related to his or her position or as from time to time assigned to him or her (other than due to Disability (as defined below)); (ii) committed any willful, intentional, or negligent act having the effect of materially injuring the interest, business, or reputation of the Company; (iii) violated or failed to comply in any material respect with the Company’s published rules, regulations, or policies, as in effect or amended from time to time; (iv) committed an act constituting a felony or misdemeanor involving moral turpitude, fraud, theft, or dishonesty; (v) misappropriated or embezzled any property of the Company (whether or not an act constituting a felony or misdemeanor); or (vi) breached any material provision of this Agreement or any other applicable confidentiality, non-compete, non-solicit, general release, covenant not-to-sue, or other agreement with the Company. For purposes of this Agreement, “Disability” shall mean the inability of Employee to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment, which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

Termination by Employee. Employee may terminate Employee’s employment with the Company for any reason.

Notice of Termination. Any termination of Employee’s employment by the Company or by Employee shall be communicated by a written Notice of Termination addressed to the other party to this Agreement. A “Notice of Termination” shall mean a notice stating that Employee’s employment with the Company has been or will be terminated and the specific provisions of this Section 2 under which such termination is being effected.

Date of Termination. As used in this Agreement, the term “Date of Termination” shall mean (i) if Employee’s employment is terminated by the Company for Cause, the date any applicable cure period expires (and, if there is no applicable cure period, the date specified in the Notice of Termination); provided, that if Employee is entitled to cure the nature of such termination and so cures, the Notice of Termination shall be of no force or effect; (ii) if Employee’s employment terminates by reason of Employee’s death, the date of Employee’s death; and (iii) if Employee’s employment is terminated for any other reason, the date specified in the Notice of Termination (which shall be at least 15 days but no more than 30 days after the date of such notice) and, if no such notice is given, the actual date of termination of employment.

Payments Upon Termination Without Cause By the Company. If, during the Term, the Company terminates Employee’s employment without Cause in connection with a reduction in force or similar job elimination that is not driven by individual performance or behavior, the Company shall pay or provide to Employee:

any accrued and unpaid base salary, earned but unused vacation days, and unreimbursed business expenses properly incurred, in each case, through the Date of Termination and, to the extent not previously paid, any earned and unpaid annual bonus for the Company’s fiscal year ended immediately prior to the Company’s fiscal year that includes the Date of Termination and any benefits under any benefit plan maintained by the Company for which Employee is otherwise entitled (collectively, the “Accrued Benefits”), which shall be paid on the tenth day after the Date of Termination (or, if such day is not a business day, the next business day after such day); plus as liquidated damages in respect of claims based on provisions of this Agreement and provided that Employee executes and delivers (and does not revoke) a general release of all claims in the form attached hereto as Exhibit A (the “Release”) within the applicable 28 or 52 day time period provided for therein (the “Applicable Release Period”) 24 months’ base salary, which base salary shall be paid in substantially equal periodic installments on the Company’s regular payroll dates beginning on the next payroll date immediately following the effective date of the Release.

Termination For Any Other Reason. If Employee’s employment is terminated for any reason other than by the Company without Cause during the Term, the Company shall pay Employee the Accrued Benefits on the tenth day after the Date of Termination (or, if such day is not a business day, the next business day after such day).

Effect of Termination on Other Plans and Programs. In the event that Employee’s employment with the Company is terminated for any reason, Employee shall be entitled to receive all amounts payable and benefits accrued under any otherwise applicable plan, policy, program or practice of the Company in which Employee was a participant immediately prior to the Date of Termination in accordance with the terms thereof; provided, that if Employee receives payments pursuant to Section 2(e)(ii) of this Agreement, Employee shall not be entitled to receive any payments or benefits under any such plan, policy, program or practice providing any severance except as set out in this Agreement, and the provisions of this Section 2(e) shall supersede the provisions of any such plan, policy, program or practice while the terms of this Agreement are in effect.

Resignation Upon Termination. Effective as of any Date of Termination or otherwise as of the date of Employee’s termination of employment with the Company, Employee shall resign, in writing, from all positions then held by Employee with the Company and its affiliates unless otherwise requested by the Company.

Change of Control. For purposes of this Agreement, “Change in Control” means the first date on which any of the following occurs:

any one person, or more than one person acting as a group (as determined under Treas. Reg. section 1.409A-3(i)(5)(v)(B)), acquires ownership of stock of the Company that, together with the stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company; provided, however, that the acquisition of stock of the Company or by any subsidiary of the Company shall not be deemed to result in a Change in Control;

any one person, or more than one person acting as a group (as determined under Treas. Reg. section 1.409A-3(i)(5)(v)(B)), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets of the Company that have a total gross fair market value (as determined under Treas. Reg. Section 1.409A-3(i)(5)(vii)(A)) equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions; provided, however, that the acquisition of assets of the Company by any subsidiary of the Company shall not be deemed to result in a Change in Control;

a majority of members of the Company’s Board of Directors on the date hereof is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the directors of the Company’s Board of Directors before the date of the appointment or election; or

the liquidation or dissolution of the Company (other than a liquidation or dissolution occurring upon a merger or consolidation thereof).

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to occur if the Company files for bankruptcy, liquidation or reorganization under the United States Bankruptcy Code.

COVENANTS

Non-Competition, Non-Disclosure, Non-Disparagement. The Confidentiality and Non-Competition Agreement, dated as of the date thereof, by and between Employee and Imperial Finance & Trading, LLC (the “Confidentiality and Non-Competition Agreement”) and the Binding Mediation and Arbitration Agreement, dated as of the date thereof, by and between Employee and Imperial Finance & Trading, LLC (the “Binding Mediation and Arbitration Agreement”) are incorporated by reference herein and made a part hereof, and as so incorporated, shall remain in full force and effect in accordance with their terms.

Confidentiality of Agreement. The parties to this Agreement agree not to disclose its terms to any Person, other than their attorneys, accountants, financial advisors or, in Employee’s case, members of Employee’s immediate family or, in the Company’s case, for any reasonable purpose that is reasonably related to its business operations; provided, however, that this Section 3(b) shall not be construed to prohibit any disclosure required by law or regulation, or in any proceeding to enforce the terms and conditions of this Agreement.

Cooperation. Employee shall provide Employee’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding), including, without limitation, any investigations, audits, or similar proceedings, which relate to events occurring during Employee’s employment with the Company.

CERTAIN ACKNOWLEDGMENTS; INJUNCTIVE RELIEF WITH RESPECT TO COVENANTS

Certain Acknowledgements. Employee acknowledges and agrees that Employee has had and will continue to have a prominent role in the development of the goodwill of the Company and its affiliates, and has established and will continue to establish and develop relations and contacts with the principal business relationships of the Company and its affiliates, all of which constitute valuable goodwill of, and could be used by Employee to compete unfairly with, the Company and its affiliates and that (i) in the course of Employee’s employment with the Company, Employee will obtain confidential and proprietary information and trade secrets concerning the business and operations of the Company and its affiliates that could be used to compete unfairly with the Company and its affiliates; (ii) the covenants and restrictions incorporated in Section 3 are intended to protect the legitimate interests of the Company and its affiliates in their respective goodwill, trade secrets and other confidential and proprietary information; and (iii) Employee desires to be bound by such covenants and restrictions.

Injunctive Relief. Employee acknowledges and agrees that the covenants, obligations and agreements of Employee incorporated by reference into Section 3 relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants, obligations or agreements will cause the Company and its affiliates irreparable injury for which adequate remedies are not available at law. Therefore, Employee agrees that the Company shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) to restrain Employee from committing any violation of such covenants, obligations or agreements. These injunctive remedies are cumulative and in addition to any other rights and remedies the Company and its affiliates may have.

SECTION 280G LIMITATION

Limitation on Payments. Notwithstanding any provision of this Agreement, if any portion of the severance payments or any other payment under this Agreement, or under any other agreement with Employee or plan of the Company or its affiliates (in the aggregate, the “Total Payments”), would constitute an “excess parachute payment” and would, but for this Section 5, result in the imposition on Employee of an excise tax under section 4999 of the Internal Revenue Code of 1986, as amended, then the Total Payments to be made to Employee shall be delivered in such amount so that no portion of the Total Payment will be subject to the excise tax.

Determination of Limit. Within forty (40) days following the Date of Termination or notice by one party to the other of its belief that there is a payment or benefit due Employee that will result in an excess parachute payment, Employee and the Company, at the Company’s expense, shall obtain the opinion (which need not be unqualified) of a nationally recognized tax counsel (“National Tax Counsel”) selected by the Company (which may be regular outside counsel to the Company), which opinion sets forth (i) the amount of the Base Period Income (as defined below), (ii) the amount and present value of the Total Payments, (iii) the amount and present value of any excess parachute payments determined without regard to any reduction of Total Payments pursuant to Section 5(a). The opinion of National Tax Counsel shall be addressed to the Company and Employee and shall be binding upon the Company and Employee. If such National Tax Counsel opinion determines that the Total Payments should be reduced pursuant to Section 5(a), then the payments under Section 2(d) or any other payment or benefit determined by such counsel to be includable in Total Payments shall be reduced or eliminated so that under the bases of calculations set forth in such opinion there will be no excess parachute payment. In such event, payments or benefits included in the Total Payments shall be reduced or eliminated by applying the following principles: (1) the portion of the Total Payments that does not constitute deferred compensation under section 409A of the Code shall first be reduced (if necessary, to zero), and then (2) all other Total Payments shall thereafter be reduced (if necessary, to zero) with, in each case, cash payments being reduced before non-cash payments (and, within each category, payments to be paid last being reduced first).

Excess Payments; Underpayments. It is possible that, after the determinations and selections made pursuant to Section 5, Employee will receive payments and/or benefits that are, in the aggregate, either more or less than the amount determined under Section 5 (hereafter referred to as an “Excess Payment” or “Underpayment”, as applicable). If it is established, pursuant to a final determination by a court of competent jurisdiction or by an Internal Revenue Service proceeding that has been finally and conclusively resolved, that an Excess Payment has been made, then Employee shall promptly repay the Excess Payment to the Company, together with interest on the Excess Payment at the applicable federal rate (as defined in section 1274(d) of the Code) from the date of Employee’s receipt of such Excess Payment until the date of such repayment. In the event that it is determined pursuant to a final determination by a court of competent jurisdiction or by the National Tax Counsel, upon request of either party, that an Underpayment has occurred, the Company shall promptly pay an amount equal to the Underpayment to Employee (but in any event within ten (10) days of such determination), together with interest on such amount at the applicable federal rate from the date such amount would have been paid to Employee had the provisions of Section 5 not been applied until the date of payment.

Definitions and Assumptions. For purposes of this Agreement: (i) the terms “excess parachute payment” and “parachute payments” shall have the meanings assigned to them under section 280G of the Code and such “parachute payments” shall be valued as provided therein; (ii) present value shall be calculated in accordance with section 280G(d)(4) of the Code; (iii) the term “Base Period Income” means an amount equal to Employee’s “annualized includible compensation for the base period” as defined in section 280G(d)(1) of the Code; and (iv) for purposes of the opinion of National Tax Counsel, the value of any noncash benefits or any deferred payment or benefit shall be determined by the Company’s independent auditors in accordance with the principles of sections 280G(d)(3) and (4) of the Code, which determination shall be evidenced in a certificate of such auditors addressed to the Company and Employee.

Reasonableness of Compensation. If such National Tax Counsel so requests in connection with the opinion required by this Section 5, Employee and the Company shall obtain, at the Company’s expense, and the National Tax Counsel may rely on, the advice of a firm of recognized executive compensation consultants as to the reasonableness of any item of compensation to be received by the Employee solely with respect to its status under section 280G of the Code.

Indemnification. The Company agrees to bear all costs associated with, and to indemnify and hold harmless, the National Tax Counsel of and from any and all claims, damages, or expenses resulting from or relating to its determinations pursuant to this Section 5, except for claims, damages, or expenses resulting from the gross negligence or willful misconduct of such firm.

Changes to Code Section. This Section 5 shall be amended to comply with any amendment or successor provision to sections 280G or 4999 of the Code. If such provisions are repealed without successor, then this Section 5 shall be cancelled without further effect.

ENTIRE AGREEMENT

This Agreement constitutes the entire agreement between the Company and its affiliates and Employee with respect to the subject matter hereof and, except as contemplated by this Section 6 and Section 2(g), supersedes all undertakings and agreements, whether oral or in writing, previously entered into by the Company and/or its affiliates and Employee with respect thereto, including, without limitation, any offer letter, change of control agreement, board resolution or oral agreement. All prior correspondence and proposals and all prior offer letters, promises, representations, understandings, arrangements and agreements relating to such subject matter (including, but not limited to, those made to or with Employee by any other person) are merged herein and superseded hereby. However, for the avoidance of doubt, the provisions of the employment offer letter, dated as of the date thereof, by and between the Company and Employee (the “Existing Agreement”) that do not relate to severance or other termination benefits that were in effect immediately prior to the date hereof shall remain in full force and effect during the term of this Agreement. Notwithstanding the foregoing provisions of this Section 6, the provisions of the Existing Agreement that provided for the payment of severance and other termination benefits that were in effect immediately prior to the date hereof shall again be in full force and effect following the expiration of the Term if Employee is then employed by the Company.

GENERAL PROVISIONS

Binding Effect; Assignment. This Agreement shall be binding on and inure to the benefit of the Company and its respective successors and permitted assigns. This Agreement shall also be binding on and inure to the benefit of Employee and Employee’s heirs, executors, administrators and legal representatives. This Agreement shall not be assignable by any party hereto without the prior written consent of the other parties hereto, except as provided pursuant to this Section 7(a). The Company may effect such an assignment without prior written approval of Employee upon the transfer of all or substantially all of its business and/or assets (by whatever means).

Governing Law; Waiver of Jury Trial.

Governing Law; Consent to Jurisdiction. This Agreement shall be governed in all respects, including as to interpretation, substantive effect and enforceability, by the internal laws of the State of Florida, without regard to conflicts of laws provisions thereof that would require application to the laws of another jurisdiction other than those that mandatorily apply. Each party hereby irrevocably submits to the jurisdiction of the courts of the State of Florida and the federal courts of the United States of America located in Florida solely in respect of the interpretation and enforcement of the provisions of this Agreement and in respect of the transactions contemplated hereby.

Waiver of Jury Trial. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement, or the breach, termination or validity of this Agreement, or the transactions contemplated by this Agreement.

Taxes. All amounts payable and benefits provided hereunder shall be subject to any and all applicable taxes, as required by applicable federal, state, local and foreign laws and regulations.

Amendments; Waiver. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is approved by a Person authorized by the Company and is agreed to in writing by Employee. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No waiver of any provision of this Agreement shall be implied from any course of dealing between or among the parties hereto or from any failure by any party hereto to assert its rights hereunder on any occasion or series of occasions.

Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

Notices. Any notice given pursuant to this Agreement shall be in writing and delivered personally, sent by reputable, overnight courier service (charges prepaid), sent by registered or certified mail, return receipt requested and postage prepaid, or by facsimile, and addressed to (i) if to the Company: Imperial Holdings, Inc., 701 Park of Commerce Blvd., Suite 301, Boca Raton, FL 33487, Attn: General Counsel, with a copy (which shall not constitute notice) to Morrison Cohen LLP, 909 Third Avenue, New York, NY 10022, Attn: Alan M. Levine, Esq.; and (ii) if to Employee, at the last known address of Employee set forth on the books and records of the Company. Any party to this Agreement may designate a new address by notice to that effect given to the other party hereto. Such notice shall be deemed to have been given and shall be effective: at the time delivered by hand, if personally delivered; one business day after being sent, if sent by reputable, overnight courier service; on the third business day after mailing, if sent by registered or certified mail; and at the time when confirmation of successful transmission is received by the sending facsimile machine, if sent by facsimile.

Survival. The Company and Employee hereby agree that the provisions of this Agreement that are intended to survive the expiration of this Agreement shall survive the expiration of this Agreement in accordance with their terms.

Section 409A. The parties intend that any amounts payable hereunder shall either comply with or be exempt from section 409A of the Code (“Section 409A”) (including under Treasury Regulation §§ 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exceptions under subparagraph (iii) and subparagraph (v)(D)) and other applicable provisions of Treasury Regulation §§ 1.409A-1 through A-6). For purposes of Section 409A, each payment that may be made under this Agreement shall be deemed to be a separate payment. With respect to amounts under the Agreement that are “deferred compensation” subject to Section 409A (i) any provisions of this Agreement that provide for payment that is triggered by Employee’s employment termination (or substantially similar phrase) shall be deemed to provide for payment that is triggered only by Employee’s “separation from service” within the meaning of Treasury Regulation Section §1.409A-1(h), and (ii) if Employee is a “specified employee” within the meaning of Treasury Regulation Section §1.409A-1(i) on the date of his or her separation from service (with such status determined by the Company in accordance with rules established by the Company in writing in advance of the “specified employee identification date” that relates to the date of such separation from service or in the absence of such rules established by the Company, under the default rules for identifying specified employees under Treasury Regulation Section 1.409A-1(i)), then any payment triggered by such separation from service shall not be made until the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such separation from service and (B) the date of Employee’s death, to the extent required under Code Section 409A; upon the expiration of the foregoing delay period, all payments delayed pursuant to this clause (ii) shall be paid to Employee in a lump sum and any remaining payments due under this Agreement shall be paid in accordance with the normal payment dates specified for them in this Agreement. For the avoidance of doubt, it is intended that any expense reimbursement made to Employee hereunder shall be exempt from Section 409A. Notwithstanding the foregoing, if any expense reimbursement made hereunder shall be determined to be “deferred compensation” within the meaning of Section 409A, then (i) the amount of expenses eligible for reimbursement during one taxable year shall not affect the amount of the expenses eligible for reimbursement during any other taxable year, (ii) the expense reimbursement shall be made on or before the last day of Employee’s taxable year following the taxable year in which the expense was incurred and (iii) the right to expense reimbursement hereunder shall not be subject to liquidation or exchange for another benefit. The Company makes no representation to Employee regarding the tax treatment of any payment under this Agreement, and Employee is solely responsible for all taxes due with respect to any payment under this Agreement.

Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. The parties hereto agree to accept a signed facsimile copy or portable document format of this Agreement as a fully binding original.

Headings. The section and other headings contained in this Agreement are for the convenience of the parties only and are not intended to be a part hereof or to affect the meaning or interpretation hereof.

— Signature page follows —

IN WITNESS WHEREOF, the Company has duly executed this Agreement by its authorized representative, and Employee has hereunto set Employee’s hand, in each case effective as of the date first above written.

IMPERIAL HOLDINGS, INC.

By:
Name:
Title:

EMPLOYEE

By:
Name:	Michael Altschuler

Exhibit A

NOTICE OF TERMINATION, GENERAL RELEASE AND SEPARATION AGREEMENT

This Notice of Termination, General Release and Separation Agreement (this “Agreement”) between Imperial Holdings, Inc., its affiliates, subsidiaries, successors and parents, which in this Agreement are collectively referred to as “Company,” and Michael Altschuler, whose name and signature appear at the end of this document, and who is referred to herein as “Employee.”

1. Background. Company and Employee entered into a Severance Agreement, dated as of January             , 2012 (the “Severance Agreement”) which provides for the Company’s right to terminate Employee’s employment Without Cause. The Severance Agreement also provides for certain severance to become payable to Employee conditioned upon Employee’s execution of a general release agreement acceptable to the Company. This Agreement shall constitute Notice of Employee’s Termination of Employment Without Cause, Company’s commitment to pay severance as set forth in the Severance Agreement, Employee’s General Release and other terms and conditions agreed to by Company and Employee as set forth herein.

2. Notice of Termination. Employee’s employment with Company is terminated Without Cause effective [                    ].

3. Other Benefits; Additional Consideration by Company. As consideration for Employee to enter into this Agreement and for his/her reaffirming his/her commitment to adhere to all of the covenants incorporated into the Severance Agreement, Employee shall be entitled to receive benefits under the Severance Agreement.

4. Acknowledgement. Employee understands that the Severance and Accrued Benefits provided under the Severance Agreement and this Agreement, and the other benefits provided in this Agreement will not be paid or provided unless s/he timely executes this Agreement and it becomes effective eight days following Employee’s signature.

5. General Release. Employee understands and agrees that acceptance of this Agreement means that, except as stated in paragraph 8, Employee is forever releasing, waiving and giving up any and all claims s/he may have, whether known or unknown, except those not specifically waived as set forth in paragraph 8 below, against the Company, its board of directors, any of its subsidiaries or affiliates, or any of their employees, directors, officers, agents, plan sponsors, administrators, successors, fiduciaries, or attorneys, (all of these release parties shall be collectively referred to as "Releasees") for any personal monetary relief for employee benefits or remedies that are based on any act or failure to act that occurred before Employee signed this Agreement. Employee understands that this General Release includes any and all claims or causes of action relating to his/her employment and termination of employment; any Company policy, practice, contract or agreement; any tort or personal injury; any laws or agreements governing the payment of wages, commissions or other compensation; any laws governing employment discrimination including, but not limited to, the following laws:

Title VII of The Civil Rights Act of 1964;

Age Discrimination in Employment Act (ADEA);

Older Workers Benefit Protection Act;

Employee Retirement Income Security Act;

The Americans with Disabilities Act;

The Equal Pay Act;

The Florida Civil Rights Act;

The Palm Beach County Equal Employment Ordinance; and

any state or local laws; any laws governing whistle blowing or retaliation, including, but not limited to The Florida Whistleblowers Act, any laws, regulations or agreements that provide for punitive, liquidated, exemplary or statutory damages; and any laws or agreements that provide for payment of attorney fees, costs or expenses. This Agreement specifically includes Employee’s covenant not to sue or to file with any local, state or federal court or administrative agency, any claims or suits of any nature against the Company or the Releasees.

6. Jury Trial Waiver. COMPANY AND EMPLOYEE EACH AGREE THAT IN ANY ACTION OR PROCEEDING ARISING FROM, UNDER OR PURSUANT TO THIS AGREEMENT, THE PARTIES TO THIS AGREEMENT SHALL, AND DO HEREBY, ABSOLUTELY AND UNCONDITIONALLY WAIVE TRIAL BY JURY.

7. Future Employment & Non-Disparagement. Employee agrees that s/he is not now or hereafter entitled to reemployment with Company and s/he agrees not to knowingly seek such employment, on any basis directly or indirectly through an employment agency or other third party. Employee further agrees and acknowledges that should s/he apply for any position in contradiction of this paragraph, Company may ignore and/or disregard such application and fail to consider it based on this paragraph. Employee agrees that at no time in the future will Employee make any statements (orally or in writing, including, without limitation, whether in fiction or nonfiction) or take any actions which in any way disparage or defame Company, its officers, directors, board members, employees, third party vendors, consultants or advisors, or in any way, directly or indirectly, cause or encourage the making of such statements by others or the taking of such actions by anyone else, including but not limited to by other current or former employees of Company. Employee acknowledges that any disparagement and/or incitement of others to disparage Company, its officers, directors, board members, employees, third party vendors, consultants or advisors would constitute a material breach of this Agreement, whereby Employee forfeits his/her rights to receive the Severance Payments due pursuant to paragraph 3 above and Section 2 of the Severance Agreement.

8. Claims Not Waived. Employee understands that this Agreement does not waive any claims that s/he may have: (a) to challenge the validity of the releases contained in this Agreement under the Older Workers Benefit Protection Act (“OWBPA”) or to exercise any other rights protected by OWBPA; (b) to compensation for illness or injury or medical expenses under any workers’ compensation statute; (c) to benefits under any benefit plan currently maintained by Company for which s/he is otherwise be entitled; (d) rights under any law or any policy or plan currently maintained by Company that provides health insurance continuation or conversion rights such as that federal law commonly known as COBRA; (e) to any claim that by law cannot be released or waived; (f) to twenty-four (24) months of severance payments due pursuant to Section 2 of the Severance Agreement, as well as the accrued benefits specified under the Severance Agreement; and (g) any and all rights the Employee has to be indemnified and held harmless as an employee or, if applicable, officer of the Company under law or under the Company’s charter, bylaws, or other governing instruments and related rights as an insured under any insurance policies obtained by the Company in connection therewith.

9. Government Cooperation. Nothing in this Agreement prohibits Employee from cooperating with any government agency including, but not limited to, the U. S. Equal Employment Opportunity Commission (“EEOC”). However, Employee releases any right to recover any monetary amounts or benefits resulting from any claim or charge investigated by the EEOC, any other government agency or under any legal action brought against the Company by anyone else.

10. Non-admission. Employee and Company both acknowledge and agree that nothing in this Agreement is meant to suggest that either party has violated any law or contract and, in fact, Employee affirms s/he has no knowledge of any facts, circumstances, omissions or conduct by the Company which would constitute a violation of rule, law or regulation.

11. Voluntary Agreement. Employee acknowledges and states that s/he has entered into this Agreement knowingly and voluntarily.

12. Recommendation to Consult With An Attorney. Employee acknowledges that s/he is advised that s/he should consult an attorney of his/her own choice about this Agreement, and every matter that it covers before signing this Agreement.

13. Complete Agreement. Employee understands and agrees that this Agreement and the Severance Agreement contain the entire understanding between Employee and the Company relating to his/her employment and the termination of his/her employment.

14. Effective Date and Revocation. This Agreement shall not be effective until eight (8) days after Employee signs it and returns it to the Company’s Chief Executive Officer or General Counsel. During that seven-day period Employee may revoke his/her acceptance of this Agreement by delivering to the Company's General Counsel a written statement stating s/he wishes to revoke this Agreement or not be bound by it in which case s/he will not be entitled to receive any severance pay and benefits under this Agreement and/or the Severance Agreement.

15. Final and Binding Effect. Employee understands that if this Agreement becomes effective it will have a final and binding effect and that by signing and not timely revoking this Agreement s/he may be giving up legal rights.

16. Representations. By signing this Agreement, Employee represents that s/he has read this entire document and understands all of its terms.

17. Consideration Period. Employee may consider whether to sign and accept this Agreement by taking up to [twenty-one days (21) or forty-five days (45)] from the day s/he received it.

18. Governing Law and Interpretation. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida and the Unites States of America without giving effect to the principles of conflicts of law. Employee hereby submits to the personal and exclusive jurisdiction of the United States District Court of the Southern District of Florida and the Courts of the State of Florida located within Palm Beach County, Florida in any action or proceeding arising out of, or relating to, this Agreement (whether such action arises under contract, tort, equity or otherwise). Employee hereby irrevocably waives any objection which Employee now or hereafter may have to the laying of venue or personal jurisdiction of any such action or proceeding brought in said courts. Jurisdiction and venue of all such causes of action shall be exclusively vested in the United States District Court for the Southern District of Florida or the Courts of the State of Florida located within Palm Beach County, Florida. Employee irrevocably waives Employee’s right to object to or challenge the above selected forum on the basis of inconvenience or unfairness under 28 U.S.C. § 1404, or similar state or federal statutes.

19. AMENDMENT. THIS AGREEMENT MAY NOT BE MODIFIED, ALTERED OR CHANGED EXCEPT IN WRITING AND SIGNED BY BOTH PARTIES WHEREIN SPECIFIC REFERENCE IS MADE TO THIS AGREEMENT.

20. SIGNATURES. THIS AGREEMENT MAY BE EXECUTED IN COUNTERPARTS, ANY SUCH COPY OF WHICH TO BE DEEMED AN ORIGINAL, BUT ALL OF WHICH TOGETHER SHALL CONSTITUTE THE SAME INSTRUMENT.

21. ASSIGNMENT. COMPANY AND RELEASEES HAVE THE RIGHT TO ASSIGN THIS AGREEMENT, BUT EMPLOYEE DOES NOT. THIS AGREEMENT INURES TO THE BENEFIT OF THE SUCCESSORS AND ASSIGNS OF THE EMPLOYER, WHO ARE INTENDED THIRD PARTY BENEFICIARIES OF THIS AGREEMENT.

EMPLOYEE IS ADVISED THAT EMPLOYEE HAS FORTY-FIVE (45) CALENDAR DAYS TO CONSIDER THIS AGREEMENT, AND SEVEN (7) CALENDAR DAYS TO REVOKE AFTER EXECUTION. EMPLOYEE IS HEREBY ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY OF EMPLOYEE’S CHOICE PRIOR TO EXECUTION OF THIS AGREEMENT.

EMPLOYEE FREELY AND KNOWINGLY ENTERS INTO THIS AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE ALL RELEASABLE CLAIMS EMPLOYEE HAS OR MIGHT HAVE AGAINST COMPANY.

[Signature Page Follows]

Agreed to and accepted by Michael Altschuler who is referred to throughout this Agreement as Employee:	Imperial Holdings, Inc.

By:
Name:
Title:
Date:
Dated:
Agreement was given to Michael Altschuler on [ ].